Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES RESULTS

August 5, 2010 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2010 increased by 6.6% to $770.3 million from $722.5 million in July 2009. On a comparable club basis, July 2010 sales increased by 2.8% including a contribution from sales of gasoline of 0.9%. Merchandise comparable club sales excluding the impact of gasoline increased by 1.9%.

In 2009, the Company reported a comparable club sales decrease of 9.1% for July, including a negative impact from sales of gasoline of 10.9%. Excluding the impact of gasoline, merchandise comparable club sales in July 2009 increased by 1.8%.

	Four Weeks Ended July 31, 2010	Thirteen Weeks Ended July 31, 2010	Twenty-six Weeks Ended July 31, 2010
Comparable club sales	2.8%	4.4%	6.0%
Impact of gasoline sales	0.9%	1.5%	2.5%
Merchandise comparable club sales	1.9%	2.9%	3.5%

For the second quarter ended July 31, 2010, total sales increased by 8.6% to $2.7 billion and comparable club sales increased by 4.4%, including a contribution from sales of gasoline of 1.5%. Excluding the impact of gasoline, merchandise comparable club sales increased by 2.9%. For the second quarter of 2009, the Company reported a comparable club sales decrease of 7.7%, including a negative impact from sales of gasoline of 10.6%. Excluding the impact of gasoline, merchandise comparable club sales for the second quarter of 2009 increased by 2.9%.

For the 26-week period ended July 31, 2010, total sales increased by 10.6% and comparable club sales increased by 6.0%, including a contribution from sales of gasoline of 2.5%. Excluding the impact of gasoline, merchandise comparable club sales increased by 3.5%. For the 26-week period ended August 1, 2009, comparable club sales decreased by 4.8% including a negative impact from sales of gasoline of 9.8%. Excluding the impact of gasoline, merchandise comparable club sales for the first half of 2009 increased by 5.0%.

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
July 31, 2010	August 1, 2009	Net Sales	Comp. Sales
$770,264	$722,517	6.6%	2.8%

Thirteen Weeks Ended		% Change
July 31, 2010	August 1, 2009	Net Sales	Comp. Sales
$2,722,102	$2,507,010	8.6%	4.4%

Twenty-six Weeks Ended		% Change
July 31, 2010	August 1, 2009	Net Sales	Comp. Sales
$5,271,062	$4,765,607	10.6%	6.0%

-More-

BJ’s Wholesale Club

August 5, 2010

The Company provided the following additional information regarding comparable club sales for July 2010:

•	Merchandise comparable club sales (which exclude sales of gasoline) increased in weeks one, two and three and decreased slightly in week four.

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Merchandise comparable club sales (which exclude sales of gasoline) increased in the Mid-Atlantic, Southeast and Upstate New York regions and were approximately flat in the Metro New York and New England regions.

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Excluding sales of gasoline, traffic increased by approximately 4% and the average transaction amount decreased by approximately 2%. For the second quarter and the first half of 2010, traffic increased by approximately 4% and the average transaction amount decreased by approximately 1%.

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On a comparable club basis, food sales increased by approximately 4% and general merchandise sales decreased by approximately 2% in July. For the second quarter and the first half of 2010, food sales increased by approximately 5% and general merchandise sales were approximately flat.

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For the month of July, departments with the strongest sales increases compared to last year included cigarettes, dairy, housewares, juices, milk, prepared foods, produce, tires and water. Departments with weaker sales compared to last year included air conditioners, apparel, seasonal and televisions.

Conference Call Information for Second Quarter Results

BJ’s plans to announce financial results for the second quarter ended July 31, 2010 on August 18, 2010 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time on August 18, 2010, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the second half of 2010. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.com/. An archive of the webcast will be available for approximately 90 days.

The Company currently operates 189 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.